POWER OF ATTORNEY

The undersigned, an officer of Georgia Power Company, hereby makes, constitutes and appoints Janice Wolfe and Kay Wann, signing singly and with full powers of substitution, my agents and attorneys-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and Exchange
Commission, Form ID and Initial Statement of Beneficial
Ownership of Securities, Statement of Changes in Beneficial
Ownership, and Annual Statement of Changes in Beneficial
Ownership, on Forms 3, 4 and 5, respectively, and any appropriate amendment or amendments thereto.

This power of attorney shall remain in effect until my obligation to file the aforementioned reports as an officer of Georgia Power Company ceases, unless earlier revoked by me by written document delivered to the Secretary of Georgia Power Company.

Signed this 14th day of March, 2005.

					Cliff S. Thrasher